Exhibit 99.1
                 THE COMMERCIAL NATIONAL BANK OF DEMOPOLIS
          Proxy for Special Meeting of Stockholders, ______, 1998

                    Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned Stockholder of The Commercial National Bank of Demopolis, do hereby nominate, constitute and appoint _________________ and _____________________, and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all Common Stock of The Commercial National Bank of Demopolis standing in my name on its books on _______, 1998, at the Special Meeting of its Stockholders to be held at 201 North Main Avenue, Demopolis, Alabama, on ______, 1998 at
_____ a.m., Central Time, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:




1. Plan of Merger. Adoption of the Agreement and Plan of Reorganization and Plan of Merger, all as described in the Prospectus dated _______, 1998, whereby: (i) The Commercial National Bank of Demopolis will be merged into The Commercial Interim Bank of Demopolis; and (ii) shareholders of The Commercial National Bank of Demopolis will receive the number of shares of South Alabama Bancorporation, Inc. Common Stock having a market value, calculated as provided in said Agreement and Plan of Merger, of $150, subject to adjustment for fluctuation of South Alabama Bancorporation, Inc.'s stock price, for each share of their stock of The Commercial National Bank of Demopolis.



                                                               FOR ________

                                                           AGAINST ________

                                                           ABSTAIN ________


 2. Other Business. The proxies are authorized to vote in their discretion upon such other business as may be brought before the meeting or any adjournment thereof. The Board of Directors currently knows of no other business to be presented.

     If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Prospectus dated ________, 1998, "For" the approval of the merger. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

     This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to The Commercial National Bank of Demopolis.

Please date, sign and mail this proxy in the envelope provided.
Postage not necessary if mailed in the United States.

             Proxy Number                    Number of Shares





                              DATED:_____________________, 1998



                              SIGNED:


                              __________________________________________________
                              (Please sign exactly as the name appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)